NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
GP STRATEGIES CORPORATION

SEPTEMBER 8, 2014

Re: Restrictions on Trading GP Strategies Corporation Common Stock

Dear Sir or Madam:

On September 2, 2014, GP Strategies Corporation (the “Company”) commenced a tender offer to purchase, up to $80 million in value of shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $29.00 nor less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 2, 2014 and in the related Letter of Transmittal, copies of which were filed as exhibits to Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2014 (the “Offer”).

In connection with the Offer, all participants in the GP Retirement Savings Plan (the “Plan”) will be prohibited from engaging in certain transactions, including all exchanges in and out, loans, withdrawals, distributions and diversification involving the GP Strategies Corporation Common Stock Fund (the “Stock Fund”). The number of affected Plan participants comprises 50% or more of the participants and beneficiaries in the Company’s “individual account plans” (as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (Blackout Trading Restriction), promulgated by the SEC, generally impose certain restrictions on trading by directors and executive officers in the event that 50% or more of the participants and beneficiaries in an issuer’s individual account plans are so restricted for more than three consecutive business days. The reason for the blackout is Plan participants will be unable, during a period of more than three consecutive business days, to exchange in or out of their account balances with respect to the Stock Fund, obtain loans from the Stock Fund, obtain withdrawals of account balances invested in the Stock Fund, diversify their account balances invested in the Stock Fund, or obtain any distributions from the Stock Fund. Because the blackout period (as defined below) will extend for a period of more than three consecutive business days, the trading restrictions under Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR, subject to certain exceptions, will apply to the Company’s directors and executive officers.

BLACKOUT PERIOD

The blackout period will begin at 4:00 p.m., Eastern Time, on September 25, 2014, and is expected to end during the week of October 5, 2014 (the “Blackout Period”). You will be notified of any changes to the dates of the Blackout Period, including if the Blackout Period is shortened or extended, and when the Blackout Period ends.

TRADING RESTRICTIONS

During the Blackout Period, the Company’s directors and executive officers will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Shares or derivative securities acquired in connection with their service or employment as a director or executive

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officer of the Company, subject to certain exceptions. In this regard, any Shares that you sell or otherwise transfer are automatically treated as acquired in connection with your service as a director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC. Please note that these trading prohibitions also apply to Shares held by immediate family members living with you, or in trust, or by controlled partnerships or corporations. This Notice is in addition to the restrictions on trading activity under the Company’s insider trading policy, under which a trading blackout is scheduled to go into effect at 4:00 p.m., Eastern Time, on September 30, 2014 and remain in effect until after the Company’s release of earnings data for the quarter ended September 30, 2014.

These trading restrictions do not prohibit the Company’s directors and executive officers from participating in the Offer.

QUESTIONS

Inquiries concerning this Notice or the Blackout Period, including information as to whether the Blackout Period has begun or ended, may be directed without charge to:

GP Strategies Corporation

70 Corporate Center

11000 Broken Land Parkway, Suite 200

Columbia, MD 21044

Attention: Kenneth L. Crawford

Senior Vice President & General Counsel

Telephone number: (443) 367-9600

ADDITIONAL INFORMATION

No statement in this Notice is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to exchange Shares are made only pursuant to the Offer described in the Schedule TO, as may be amended. The Schedule TO contains important information that should be read carefully before any decision is made with respect to the Offer. Such materials have been made available to stockholders of the Company at no expense to them. In addition, such materials (and other Offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

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